Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	Wade Huckabee (310) 279-5971; whuckabee@pondel.com
	Chief Financial Officer	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
(949) 646-2175
VOLCOM REPORTS RECORD FOURTH QUARTER AND
FULL YEAR RESULTS FOR 2005
•	Fourth quarter total revenues increased 35.8% to $41.2 million

•	Fourth quarter operating income increased 45.7% to $9.3 million
COSTA MESA, CA — February 14, 2006 — Volcom, Inc. (NASDAQ: VLCM) today announced that for the fourth quarter ended December 31, 2005 total revenues increased 35.8% to $41.2 million, compared with $30.4 million in the fourth quarter of 2004. Gross profit as a percentage of total revenues increased to 48.8% for the fourth quarter of 2005 from 47.8% in the fourth quarter of 2004.
Total revenues for the full year 2005 increased 41.3% to $160.0 million from $113.2 million in 2004. Gross profit as a percentage of total revenues increased to 50.8% for 2005 from 48.6% in 2004.
“Volcom has become a premier international action sports brand and our financial results for 2005 are testament to the strength of our company and our ability to remain connected to our core consumer base,” said Richard Woolcott, Volcom’s president and chief executive officer. “We intend to continue this momentum by maintaining our focus on running the business and carefully executing our plan for growth in the U.S. and abroad, while carrying on our commitment to staying true to the Volcom heritage.”
Operating income for the fourth quarter of 2005 increased 45.7% to $9.3 million, compared with $6.4 million for the fourth quarter of 2004. Operating margin increased to 22.5% for the fourth quarter of 2005 from 20.9% in the fourth quarter of 2004. Considering the change in tax status described below, the company believes that evaluating operating income for quarter-over-quarter comparisons is more reflective of its performance than are net income comparisons. Operating income for 2005 increased 57.4% to $38.4 million, compared with $24.4 million for 2004. Operating margin increased to 24.0% for 2005, compared with 21.5% in 2004.
Net income for the fourth quarter of 2005, which includes a provision for income taxes using a 27.2% tax rate, increased to $7.2 million, or $0.29 per diluted share. Net income for the full year 2005, which includes a provision for income taxes using a 26.3% tax rate, totaled $29.3 million, or $1.34 per diluted share.
In connection with the completion of its initial public offering, the company changed its tax status from an S corporation to a C corporation. As a result, the company recorded a provision for income taxes for the fourth quarter of 2005 using a 27.2% tax rate, which reflects the rate necessary to bring the year-to-date provision for income taxes in line with the company’s annual tax rate of 26.3%. The tax rates for the fourth quarter and full year of 2005 compare to a 1.5% tax rate for the fourth quarter and full year of 2004, when the company was treated as an S corporation.
The company will address full year 2006 and first quarter 2006 guidance on its earning call scheduled for approximately 4:30 p.m. EST. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com and www.earnings.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance, outlook for future business, financial performance, customer demand, growth and profitability all constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, changes in fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our final prospectus relating to our secondary public offering filed with the Securities and Exchange Commission on December 6, 2005, pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov.
Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
(tables follow)

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Product revenues	$40,457	$29,740	$156,716	$110,601
Licensing revenues	758	618	3,235	2,574

Total revenues	41,215	30,358	159,951	113,175
Cost of goods sold	21,110	15,862	78,632	58,205

Gross profit	20,105	14,496	81,319	54,970
Selling, general and administrative expenses	10,849	8,145	42,939	30,585

Operating income	9,256	6,351	38,380	24,385
Other income (expense):
Interest income (expense), net	575	(1)	1,036	(6)
Dividend income from cost method investee	—	—	11	—
Foreign currency gain (loss)	(1)	52	54	—

Total other income (expense)	574	51	1,101	(6)

Income before provision for income taxes	9,830	6,402	39,481	24,379
Provision for income taxes	2,677	103	10,475	374

Net income before equity in (loss) earnings of investee	7,153	6,299	29,006	24,005
Equity in (loss) earnings of investee	—	(75)	331	588

Net income	$7,153	$6,224	$29,337	$24,593

Net income per share:
Basic	$0.30	$0.32	$1.36	$1.28
Diluted	$0.29	$0.32	$1.34	$1.26
Weighted average shares outstanding:
Basic	24,194,120	19,170,705	21,627,821	19,142,275
Diluted	24,330,546	19,535,603	21,839,626	19,534,945
Pro forma net income data:
Income before provision for income taxes, as reported	$9,830	$6,402	$39,481	$24,379
Pro forma provision for income taxes	4,006	2,578	16,223	10,178

Pro forma net income before equity in (loss) earnings of investee	5,824	3,824	23,258	14,201
Equity in (loss) earnings of investee	—	(75)	331	588

Pro forma net income	$5,824	$3,749	$23,589	$14,789

Pro forma net income per share:
Basic	$0.24	$0.20	$1.09	$0.77
Diluted	$0.24	$0.19	$1.08	$0.76
Pro forma weighted average shares outstanding:
Basic	24,194,120	19,170,705	21,627,821	19,142,275
Diluted	24,330,546	19,535,603	21,839,626	19,534,945

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$71,712	$10,359
Accounts receivable — net of allowances	21,408	16,680
Inventories	10,833	5,620
Prepaid expenses and other current assets	1,366	483
Income tax receivable	479	—
Deferred income taxes	1,110	9

Total current assets	106,908	33,151

Property and equipment — net	3,467	1,063
Investments in unconsolidated investees	298	1,627
Intangible assets, net	451	—
Goodwill	158	—
Other assets	99	45

Total assets	$111,381	$35,886

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,779	$4,893
Accrued expenses and other current liabilities	2,587	1,132
Current portion of capital lease obligations	72	85

Total current liabilities	8,438	6,110

Long-term capital lease obligations	183	256
Deferred income taxes	80	18
Stockholders’ equity:
Common stock	24	19
Additional paid-in capital	84,418	1,081
Retained earnings	18,266	28,133
Accumulated other comprehensive income	(28)	269

Total stockholders’ equity	102,680	29,502

Total liabilities and stockholders’ equity	$111,381	$35,886

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Years Ended
	December 31,
	2005	2004
Cash flows from operating activities:
Net income	$29,337	$24,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	623	332
Equity in earnings of investee	(331)	(361)
Provision for doubtful accounts	68	67
Loss on disposal of property and equipment	30	—
Tax benefits related to exercise of stock options	2,833	—
Stock-based compensation	178	31
Deferred income taxes	(1,150)	11
Changes in operating assets and liabilities:
Accounts receivable	(4,219)	(6,815)
Inventories	(5,025)	(30)
Prepaid expenses and other current assets	(867)	(110)
Income taxes receivable	(479)	(81)
Other assets	(54)	13
Accounts payable	799	1,475
Accrued expenses	1,242	299

Net cash provided by operating activities	22,985	19,424

Cash flows from investing activities:
Purchase of property and equipment	(2,933)	(550)
Proceeds from sale of equity method investee	1,391	—
Business acquisition, net of cash acquired	(1,115)	—
Purchase of additional shares in cost method investee	—	(261)

Net cash used in investing activities	(2,657)	(811)

Cash flows from financing activities:
Proceeds from borrowings on line of credit	—	1,401
Payments on line of credit	—	(1,401)
Principal payments capital lease obligations	(86)	(63)
Proceeds from initial public offering, net of offering costs	80,131	—
Proceeds from exercise of stock options	200	5
Distributions to stockholders	(39,204)	(13,275)

Net cash provided by (used in) financing activities	41,041	(13,333)

Effect of exchange rate changes on cash	(16)	—

Net increase in cash and cash equivalents	61,353	5,280
Cash and cash equivalents — Beginning of period	10,359	5,079

Cash and cash equivalents — End of period	$71,712	$10,359